Exhibit 21.1

CHYRONHEGO CORPORATION
ANNUAL REPORT ON FORM 10-K

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation
Chyron Holdings, Inc.	Delaware

Chyron International Corporation	New York

ChyronHego Holding AB	Sweden

ChyronHego AB	Sweden
- Sportsground AB, 51% ownership	Sweden
- Hego Norge AS, 85% ownership	Norway
- TVG s.r.o., 50% Ownership	The Slovak Republic

Hego Trac AB	Sweden

Hego Finland Oy	Finland

SG Production Oy	Finland

Hego Danmark ApS	Denmark

Hego U.K. Ltd.	United Kingdom

Hego Czech s.r.o.	Czech Republic